Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
The First Marblehead Corporation:

We have audited the accompanying consolidated balance sheet of The First Marblehead Corporation and subsidiaries (the Company) as of July 1, 2010. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that consolidated balance sheet.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of July 1, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 and Note 3 to the consolidated balance sheet, effective July 1, 2010, the Company changed its method of accounting for transfers of financial assets and consolidation of variable interest entities, due to the adoption of Accounting Standards Update (ASU) 2009-16, “Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets”,  and ASU 2009-17, “Consolidation (Topic 810) - Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities”.

/s/ KPMG LLP

Boston, Massachusetts
March 16, 2011

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(dollars and shares in thousands, except per share amounts)

July 1, 2010
ASSETS
Cash and cash equivalents	$329,047
Short-term investments and federal funds sold, at cost	52,000
Restricted cash and guaranteed investment contracts, at cost	176,512
Investments available for sale, at fair value	4,471
Education loans held to maturity, net of allowance of $519,677	7,601,209
Mortgage loans held to maturity, net of allowance of $367	8,118
Receivable from TERI for pledged accounts	136,446
Interest receivable	102,973
Service revenue receivables, at fair value	14,587
Income taxes receivable	17,560
Net deferred tax asset	4,571
Other assets	51,717
Total assets	$8,499,211
LIABILITIES AND EQUITY
Liabilities:
Deposits	$108,732
Accounts payable, accrued expenses and other liabilities	50,218
Long-term borrowings	8,987,186
Total liabilities	9,146,136
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000 shares authorized; 133 shares issued and outstanding	1
Common stock, par value $0.01 per share; 250,000 shares authorized; 108,975 shares issued; 100,736 shares outstanding	1,090
Additional paid-in capital	443,290
Retained earnings	73,606
Treasury stock, 8,239 shares held, at cost	(186,218)
Accumulated other comprehensive income	263
Total First Marblehead stockholders’ equity	332,032
Non-controlling interests	(978,957)
Total deficit	(646,925)
Total liabilities and deficit	$8,499,211
Supplemental Information—Assets and liabilities of consolidated variable interest entities (VIEs) included in the consolidated balance sheet above, after elimination of inter-company balances.
Assets available to settle obligations of consolidated VIEs:
Restricted cash and guaranteed investment contracts, at cost	$176,512
Education loans held to maturity, net of allowance of $517,804	7,600,818
Receivable from TERI for pledged accounts	136,446
Interest receivable	102,868
Other assets	34,734
Total assets	$8,051,378
Liabilities to third parties of consolidated VIEs, for which creditors do not have recourse to the general credit of First Marblehead:
Accounts payable, accrued expenses and other liabilities	$21,880
Long-term borrowings	8,987,186
Total liabilities	$9,009,066

See accompanying notes to consolidated balance sheet.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

(1) Nature of Business

Overview

Unless otherwise indicated or unless the context of the discussion requires otherwise, all references in these notes to “we”, “us”, “our” or similar references mean The First Marblehead Corporation and its subsidiaries and consolidated variable interest entities (VIEs) on a consolidated basis. All references in these notes to “First Marblehead” or “FMD” mean The First Marblehead Corporation on a stand-alone basis.

The presentation of our balance sheet as of July 1, 2010 reflects our financial condition prior to business conducted on July 1, 2010, except for the adoption of Accounting Standards Update (ASU) 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets (ASU 2009-16), and ASU 2009-17, Consolidation (Topic 810)—Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities (ASU 2009-17), as described in more detail in Note 2, “Summary of Significant Accounting Policies—Consolidation” and Note 3, “Change in Accounting Principle.” As a result of our adoption of ASU 2009-16 and ASU 2009-17 effective as of July 1, 2010, we have consolidated 14 securitization trusts that we facilitated and previously accounted for off-balance sheet. In addition, we deconsolidated our indirect subsidiary UFSB Private Loan SPV, LLC (UFSB-SPV).  As a result, in our fiscal year ended June 30, 2011 (fiscal 2011), we began reporting two lines of business for segment reporting purposes.  Our determination of the activities that constitute a segment is based on the manner in which our chief operating decision makers measure profits or losses, assess performance and allocate resources.

The financial results of FMD and its subsidiaries that we historically reported in our consolidated results prior to July 1, 2010, with the exception of the deconsolidation of UFSB-SPV, are referred to as “Education Financing” throughout these notes and for segment reporting purposes.  The financial results of our Education Financing segment have generally been derived from our services relating to private education loans (education loans), as further described below.

The VIEs consolidated upon our adoption of ASU 2009-16 and ASU 2009-17 consist of 14 securitization trusts that purchased portfolios of education loans facilitated by us during our fiscal years ended June 30, 2004 (fiscal 2004) through June 30, 2007 (fiscal 2007), although not all securitization trusts facilitated by us during that period have been consolidated. See Note 2, “Summary of Significant Accounting Policies—Consolidation,” for a discussion of the basis on which certain securitization trusts are consolidated. The securitization trusts financed purchases of education loans by issuing debt to third-party investors. Of the 14 securitization trusts we consolidated, the education loans purchased by 11 of these securitization trusts (NCSLT Trusts) were initially subject to a repayment guaranty by The Education Resources Institute, Inc. (TERI), while the education loans purchased by the remaining three securitization trusts (GATE Trusts) were, with limited exceptions, not TERI-guaranteed.  We present the financial results of the 14 consolidated securitization trusts as a single segment, referred to as “Securitization Trusts” throughout these notes. Administration of such trusts, including investor reporting and default prevention and collection management services, is provided by our Education Financing segment.

Education Financing

Under our Education Financing segment, we offer outsourcing services to national and regional financial and educational institutions for designing and implementing education loan programs. These school-certified loan programs are designed to be marketed through educational institutions or to prospective student borrowers and their families directly and to generate portfolios intended to be held by the originating lender or financed in the capital markets. We offer a fully integrated suite of services through our Monogram® platform, as well as certain services on a stand-alone, fee-for-service basis. In addition, we provide administrative and other services to securitization trusts that we facilitated and asset servicing to the third-party owner of the trust certificate (Trust Certificate) of NC Residuals Owners Trust, which we sold in our fiscal year ended June 30, 2009 (fiscal 2009) and which held certain of the residual interests of some of the NCSLT Trusts.  For our past securitization services, we are entitled to receive additional structural advisory fees and residual cash flows from certain securitization trusts over time.

Our bank subsidiary, Union Federal Savings Bank (Union Federal), is a federally chartered thrift that offers residential and commercial mortgage loans, and retail savings, money market and time deposit products. As a result of our ownership of Union Federal, we are a savings and loan holding company subject to regulation, supervision and examination by the U.S. Office of Thrift Supervision (OTS). During the second quarter of our fiscal year ended June 30, 2010 (fiscal 2010), we announced that we had begun exploring strategic alternatives for Union Federal.

Securitization Trusts

The financial results of our Securitization Trusts segment relate only to the 14 securitization trusts consolidated as a result of a change in accounting principle effective July 1, 2010.  The 14 consolidated securitization trusts included in our balance sheet are managed in accordance with their applicable indentures, as amended, and their tangible assets are limited to cash, allowable investments, and education loans, as well as the related principal and interest income receivables and recoverables on defaults. Their liabilities are limited to the debt issued to finance the education loans and payables accrued in the normal course of their operations, all of which have been structured to be non-recourse to the general credit of First Marblehead.

Of our 14 consolidated securitization trusts, 11 are NCSLT Trusts for which we have no ownership interest. As such, all of the financial performance of such trusts is allocated to non-controlling interests and does not directly impact the equity available to our stockholders. However, the financial performance of all of the NCSLT Trusts, both on and off balance sheet, does impact the ability of our Education Financing segment to recover service revenue receivables due from these trusts or the third-party owner of the Trust Certificate. The remaining three consolidated securitization trusts are the GATE Trusts, for which we own 100% of the residual interests, and, accordingly, their net deficit is reflected in the equity available to our stockholders.

All 11 of our consolidated NCSLT Trusts hold education loans that were subject to a loan repayment guaranty by TERI. In addition, one of our consolidated GATE Trusts holds a limited number of TERI-guaranteed loans. In April 2008, TERI filed a voluntary petition for relief (TERI Reorganization) under Chapter 11 of the United States Bankruptcy Code (Bankruptcy Code).  The TERI Reorganization had a material adverse effect on the ability of the trusts to realize TERI’s obligations under the loan repayment guarantees.  See Note 17, “Subsequent Events (Unaudited)—TERI Reorganization,” for additional information.

Eliminations

For segment reporting purposes, we present as “Eliminations” the eliminations of receivables and payables between our Education Financing segment and our Securitization Trusts segment, as well as the elimination of the residual interests held by our Education Financing segment in the GATE Trusts.

Business Trends, Uncertainties and Outlook

The following discussion of business trends, uncertainties and outlook is focused on our Education Financing segment. The operating results of our Securitization Trusts segment are generally allocated to non-controlling interests and do not, therefore, have a significant effect on the net income or loss available to our stockholders.

We have summarized certain developments affecting our business since the beginning of fiscal 2011 in Note 17, “Subsequent Events (Unaudited).”

Portfolio Performance.  Performance of consumer-related loans generally, as well as education loan portfolios included in our consolidated balance sheet and those held by other VIEs not consolidated by us, have been adversely affected by general economic conditions in the United States, including increased unemployment rates and higher levels of education loan defaults. The interest rate and economic and credit environments have had, and may continue to have, a material negative effect on loan portfolio performance and the estimated value of our service revenue receivables.

Capital Markets.  We have not accessed the securitization market since September 2007 as a result of market disruptions that began in the second quarter of our fiscal year ended June 30, 2008 (fiscal 2008) and continued through fiscal 2010.  We believe that the structure and economics of any near-term financing transaction will be less favorable than our past securitizations, with the potential for lower revenues and additional cash requirements on our part and a high likelihood that we would be required to consolidate any new securitization trusts in our financial statements.  We will continue to seek opportunities for innovative and efficient portfolio funding transactions, including warehouse lending facilities and term securitization transactions.

Servicing Concentration

As of July 1, 2010, there were six loan servicers providing services to trusts that we facilitated, including processing deferment and forbearance requests, sending out account statements and accrual notices, responding to borrower inquiries and collecting and crediting payments received from borrowers. As of July 1, 2010, Pennsylvania Higher Education Assistance Agency (PHEAA) serviced a significant majority of the loans for which we facilitated origination. PHEAA also operates under the name American Education Services.

(2) Summary of Significant Accounting Policies

Our accompanying consolidated balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (GAAP). In the opinion of management, all adjustments (consisting of those related to changes in accounting principles and normal recurring accruals) considered necessary for a fair statement of the balance sheet have been included.

Use of Estimates

The preparation of a consolidated balance sheet in accordance with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. We base our estimates and judgments on our historical experience, economic conditions and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under varying assumptions or conditions. On an ongoing basis, we evaluate our estimates and judgments, particularly as they relate to accounting policies that we believe are most important to the portrayal of our financial condition. Material estimates that are particularly susceptible to change relate to the allowance for loan losses and the valuation of our service revenue receivables.

(a) Consolidation

Our consolidated balance sheet includes the accounts of FMD, its subsidiaries and certain VIEs, as applicable, after eliminating inter-company accounts and transactions. Prior to July 1, 2010, we did not consolidate the financial results of any securitization trusts purchasing education loans that we facilitated because each of the securitization trusts created after January 31, 2003 met the criteria to be a qualified special purpose entity (QSPE) as defined by Accounting Standards Codification (ASC) 860-40, Transfers and Servicing—Transfers to Qualifying Special Purpose Entities (ASC 860-40). Prior to July 1, 2010, a QSPE was exempt from consolidation. In addition, the securitization trusts created prior to January 31, 2003 in which we held a variable interest that could have resulted in our being considered the primary beneficiary of such trusts were amended in order for those trusts to be considered QSPEs and, as such, were exempt from consolidation.

Effective July 1, 2010, we adopted ASU 2009-16 and ASU 2009-17.  ASU 2009-16 removed the concept of a QSPE from ASC 860-40 and removed the exemption from consolidation for QSPEs from ASC 810, Consolidation (ASC 810). ASU 2009-17 updated ASC 810 to require that certain types of enterprises perform analyses to determine if they are the primary beneficiary of a VIE. A primary beneficiary of a VIE is the enterprise that has both:

•	the power to direct the activities of a VIE that most significantly impact that VIE’s economic performance; and

•	the obligation to absorb losses of the VIE that could potentially be significant to that VIE or the right to receive benefits from the VIE that could potentially be significant to that VIE.

In addition, ASU 2009-17 requires us to continuously reassess whether consolidation of VIEs is appropriate, as opposed to the trigger-based assessment allowed under previous guidance. As a result, we may be required to consolidate or deconsolidate VIEs, which may lead to volatility in our financial results and make comparisons of results between time periods challenging.

Upon adoption, we consolidated 14 securitization trusts that we previously facilitated because we determined that our services related to default prevention and collection management, for which we can only be removed for cause, combined with the variability that we absorb as part of our fee structure, made us the primary beneficiary of those trusts. In addition, we deconsolidated UFSB-SPV because we determined that the power to direct activities that most significantly impact UFSB-SPV’s economic performance does not reside with us. Assets and liabilities of the consolidated VIEs were measured as if they had been consolidated at the time we became the primary beneficiary. All inter-company transactions were eliminated. Residual equity of the consolidated VIEs was allocated to non-controlling interests based on the percentage ownership of voting interests not held by us, before the effect of inter-company elimination entries. ASU 2009-17 was applied through a cumulative-effect adjustment to the opening balance of retained earnings at the effective date. See Note 3, “Change in Accounting Principle,” for additional information on the impact of our adoption of ASU 2009-16 and ASU 2009-17.

We continue to monitor our involvement with 19 VIEs for which we perform services related to default prevention and portfolio management. We have determined that we are not the primary beneficiary due to the sole, unilateral rights of other parties to terminate us in our role as service provider or due to a lack of obligation on our part to absorb benefits or losses of the VIE that would be significant to that VIE. Significant changes to the pertinent rights of other parties or significant changes to the ranges of possible trust performance outcomes used in our assessment of the variability of cash flows due to us could cause us to change our determination of whether or not a VIE should be consolidated in future periods.

(b) Reclassifications

We have made certain reclassifications to the balances, as reported in our annual report on Form 10-K for the year ended June 30, 2010, to be consistent with the classifications adopted for our consolidated balance sheet on July 1, 2010.

(c) Cash Equivalents

We consider highly liquid debt instruments purchased with original maturities of three months or less on the date of purchase and investments in money market funds to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

(d) Investments

We classify investments with original maturities greater than three months and remaining maturities of less than one year at the date of purchase as short-term investments and carry such short-term investments at cost, which approximates fair value.

We classify investments in marketable debt securities as available for sale, trading or held to maturity. We carry available-for-sale investments at fair value with net unrealized gains and losses recorded in other comprehensive income, a component of stockholders’ equity. Trading securities are securities held in anticipation of short-term market movements, and are carried at fair value with net unrealized gains and losses recorded in our statement of operations. We classify investments as held to maturity when we have both the ability and intent to hold the securities until maturity. We carry held-to-maturity investments at amortized cost.

(e) Loans

We classify loans as held to maturity when we have both the ability and intent to hold the loans for the foreseeable future. All education loans held by the securitization trusts that we consolidated effective July 1, 2010 are classified as held to maturity, as well as education loans held by a non-bank subsidiary of FMD and substantially all mortgage loans held by Union Federal. We carry loans held to maturity at amortized cost, less an allowance for loan losses, described more fully below. Amortized cost includes principal outstanding plus net unamortized loan acquisition costs and origination fees, the amortization of which is recognized as an adjustment of the related loan yield using the effective interest method. Prior to July 1, 2010, we reported education loans held for sale, which are no longer included in our consolidated balance sheet as a result of the deconsolidation of UFSB-SPV on July 1, 2010.

(f) Allowance for Loan Losses and Charge-Offs

We maintain allowances for loan losses at an amount believed to be sufficient to absorb credit losses inherent in our portfolios of loans held to maturity at our balance sheet date, based on a one-year loss confirmation period. Inherent credit losses include losses for loans in default that have not been charged-off or foreclosed, and loans that have a high probability of default, less any amounts expected to be recoverable from borrowers, third parties or, for mortgage loans, sale of the collateral, as applicable.

We consider an education loan to be in default when it is 180 days past due as to either principal or interest, based on the timing of cash receipts from the borrower. We use projected cash flows to determine the allowance reserve deemed necessary for education loans with a high probability of default at our balance sheet date. We base such default estimates on a loss confirmation period of one year, which we believe to be the approximate amount of time that it would take a loss inherent in the education loan portfolios at our balance sheet date to ultimately default and be charged-off. The estimates used in the calculation of the allowance for education loan losses are subject to a number of assumptions, including default and recovery rates, including the effects of basic forbearance and alternative payment plans available to borrowers. These assumptions are based on the status of education loans at our balance sheet date, as well as macroeconomic indicators and our historical experience. If actual future loan performance were to differ significantly from the assumptions used, the impact on the allowance for loan losses could be material.

As of July 1, 2010, we charged-off education loans in the month immediately subsequent to the month in which they become 270 days past due. Charge-offs are recorded as both a decrease in the outstanding principal of education loans and a decrease in the allowance for loan losses. We record cash recoveries on charged-off loans as an increase to the allowance for loan losses.

We maintain an allowance for mortgage loans held to maturity on a specific-identification basis when the loan becomes 30 days past due or the borrower is making modified payments. We set the allowance at an amount believed to be adequate so that the net carrying value of the mortgage loan is not in excess of the net realizable value of the collateral, including private mortgage insurance, if any. In addition, we establish a general allowance for mortgage loans with certain characteristics attributable to the collateral. Mortgage loans for which we have foreclosed on the property and the related allowance are reclassified to other real estate owned, a component of other assets, and are carried at estimated net realizable value.

(g) Service Revenue Receivables

Service revenue receivables consist of our asset servicing fee, additional structural advisory fee and residual receivables, which we carry at fair value in our balance sheet. We eliminate additional structural advisory fee and residual receivables due from securitization trusts that we consolidate in consolidation.

As required under GAAP, we carry our service revenue receivables at fair value on our balance sheet.  Changes in fair value, less cash distributed, if any, are recognized in revenue during the period in which the change occurs.  Payment of our receivables is contingent upon the following:

•	The receipt of asset servicing fees due from the third-party owner of the Trust Certificate is contingent on residual interest distributions from the NCSLT Trusts.

•
Additional structural advisory fees are paid to us over time, based on the payment priorities established in the applicable indenture for each of the securitization trusts. We generally become entitled to receive these additional fees, plus interest, if applicable, once the parity ratio of securitization trust assets to securitization trust liabilities reaches a stipulated level, which ranges from 103.0% to 105.5% for the NCSLT Trusts, or after all noteholders have been paid in full. The indentures relating to certain of the securitization trusts specify circumstances (Trigger Events) upon the occurrence of which payments that would otherwise be due with respect to additional structural advisory fees would instead be directed to the holders of the notes issued by the securitization trusts until the condition causing the Trigger Event ceases to exist or all notes and related interest are paid in full.

•
Residuals associated with any securitization trusts that we facilitated are typically junior in priority to the rights of the holders of the asset-backed securities (ABS) issued in the securitizations and any additional structural advisory fees. For certain of the securitization trusts, upon a Trigger Event, payments that would otherwise be due with respect to residuals would instead be directed to the holders of the notes issued by the securitization trusts until the condition causing the Trigger Event ceases to exist or all notes and related interest are paid in full.

In the absence of readily determined market values, we update our estimates of the fair value of service revenue receivables on a quarterly basis, based on the present value of expected future cash flows. Such estimates include assumptions for discount, default, recovery, prepayment and forward interest rates, among others. If readily determined market values became available or if actual performance were to vary appreciably from assumptions used, assumptions may need to be adjusted, which could result in material differences from the recorded carrying amounts.

(h) Net Deferred Tax Assets

We use the asset and liability method of accounting for recognition of deferred income tax assets and/or liabilities. Under the asset and liability method, we recognized deferred tax assets and liabilities in connection with the tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry backs and carry forwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We establish a deferred tax asset valuation allowance if it is considered more likely than not that all or a portion of the deferred tax assets will not be realized.

(i) Property and Equipment

Property and equipment, which we reflect in other assets in our consolidated balance sheet, includes leasehold improvements, computers, software and other equipment.  We record property and equipment at cost less accumulated depreciation and amortization. We calculate depreciation and amortization using the straight-line method over the estimated useful life of the assets or the remaining term of the lease, if shorter. We capitalize significant leasehold improvements, which we amortize over the lesser of their estimated useful life or the remaining term of the lease.

We capitalize costs related to internally-developed software if the software is expected to yield operational benefits exceeding 12 months, such as operational efficiencies and/or incremental revenue streams.

(j) Fair Value of Financial Instruments

Fair value is defined as the price that would be received in the sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. A three-level valuation hierarchy is used to qualify fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

•
Level 1.  Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 assets and liabilities include debt and equity securities and derivative financial instruments actively traded on exchanges, as well as U.S. Treasury securities and U.S. Government and agency mortgage-backed securities that are actively traded in highly liquid over-the-counter markets.

•
Level 2.  Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs that are observable or can be corroborated, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 assets and liabilities include debt instruments that are traded less frequently than exchange traded securities and derivative instruments whose model inputs are observable in the market or can be corroborated by market observable data. Examples in this category are less frequently traded mortgage-backed securities, corporate debt securities and derivative contracts.

•
Level 3.  Inputs to the valuation methodology are unobservable but significant to the fair value measurement. Examples in this category include interests in certain securitized financial assets or certain private equity investments.

We apply quoted market prices, where available, to determine fair value of eligible assets. For financial instruments for which quotes from recent exchange transactions are not available, we base fair value on discounted cash flow analysis and comparison to similar instruments. Discounted cash flow analysis is dependent upon estimated future cash flows and the level of interest rates.

The methods we use for current fair value calculations may not be indicative of net realizable value or reflective of future fair values. If readily determined market values became available or if actual performance were to vary appreciably from assumptions used, we may need to adjust our assumptions, which could result in material differences from the recorded carrying amounts. We believe our methods of determining fair value are appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a different estimate of fair value.

(k) Non-controlling Interest

In accordance with ASC 810, we present non-controlling interests as a component of total equity. We allocate net income or loss attributable to non-controlling interests for the applicable periods presented prior to the elimination of inter-company transactions, based on the percentage of equity of the consolidated entity not held by us.

(l) New Accounting Pronouncements

ASU 2010-18, Receivables-Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, is applicable only to loans acquired with a deterioration in credit quality, and did not have an impact on our financial results.  ASU 2010-20, Receivables-Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20), is effective for interim or annual periods ending on or after December 15, 2010.  In December 2010, the Financial Accounting Standards Board issued an exposure draft that would defer the required disclosures contained in ASU 2010-20 related to troubled debt restructurings indefinitely, with adoption to ultimately be concurrent with adoption of the proposed ASU, Receivables (Topic 310): Clarifications to Accounting for Troubled Debt Restructurings by Creditors.  The remaining provisions of ASU 2010-20 clarify the disclosure requirements applicable to the credit quality of loans and the allowance for loan losses on a disaggregated, or portfolio segment basis. We do not expect any other recently issued, but not yet effective, accounting pronouncements to have a material impact on our financial statements.

(3) Change in Accounting Principle

Effective July 1, 2010, we adopted ASU 2009-16 and ASU 2009-17. As a result, on July 1, 2010, we consolidated 14 securitization trusts facilitated by us, and deconsolidated UFSB-SPV. The ASUs were adopted prospectively, and we recorded a cumulative-effect adjustment to the opening balance of retained earnings at the effective date. The following adjustments were made to our balance sheet at the effective date:

	July 1, 2010
	Newly consolidated VIEs	Deconsolidated VIE, eliminations and other adjustments	Net impact upon adoption
	(dollars in thousands)
Assets:
Restricted cash and guaranteed investment contracts, at cost	$176,512	$(1,026)	$175,486
Education loans held for sale, at fair value	—	(105,082)	(105,082)
Education loans held to maturity, net of allowance of $517,804	7,601,237	(419)	7,600,818
Receivable from TERI for pledged accounts	136,446	—	136,446
Interest receivable	102,868	(2,352)	100,516
Service revenue receivables, at fair value	—	(38,692)	(38,692)
Net deferred tax asset	—	(37,344)	(37,344)
Other assets	36,254	(2,561)	33,693
Total assets	$8,053,317	$(187,476)	$7,865,841
Liabilities:
Education loan warehouse facility	$—	$(218,059)	$(218,059)
Accounts payable, accrued expenses and other liabilities	56,407	(42,953)	13,454
Long-term borrowings	8,987,186	—	8,987,186
Total liabilities	9,043,593	(261,012)	8,782,581
Equity:
Stockholders’ equity	(11,319)	73,536	62,217
Non-controlling interests	(978,957)	—	(978,957)
Total equity (deficit)	(990,276)	73,536	(916,740)
Total liabilities and equity (deficit)	$8,053,317	$(187,476)	$7,865,841

The total deficit from non-controlling interests of $979.0 million as of July 1, 2010 related solely to the 11 consolidated NCSLT Trusts. The assets of each securitization trust can only be used to settle the obligations of that particular trust and are not available to other securitization trusts, FMD or its other subsidiaries, or their respective creditors. The trusts have been structured to provide creditors or beneficial interest holders of a securitization trust recourse only to the assets of that particular securitization trust, and not to the assets of FMD, its subsidiaries or other VIEs.

The following table presents our consolidated balance sheet by reporting segment, as a result of our adoption of ASU 2009-16 and ASU 2009-17:

	Education Financing	Securitization Trusts	Eliminations

Assets	$453,052	$8,051,797	$(8,212)
Liabilities	104,063	9,042,073	(2,574)
Non-controlling interest	—	(978,957)	—
Total equity available to First Marblehead stockholders	348,989	(11,319)	(5,638)

(4) Cash, Cash Equivalents and Investments

(a) Cash and Cash Equivalents

The following table summarizes our cash and cash equivalents:

July 1, 2010
(dollars in thousands)
Cash equivalents (money market funds)	$216,050
Interest-bearing deposits with the Federal Reserve Bank	92,545
Interest-bearing deposits with other banks	15,285
Non-interest-bearing deposits with banks	5,167
Total cash and cash equivalents	$329,047

Cash and cash equivalents of Union Federal of $115.1 million at July 1, 2010 are not available for dividends without prior approval from the OTS.

Included in cash equivalents is an investment in a money market fund for which the investment advisor is the institutional money management firm, Milestone Capital Management, LLC (MCM), a wholly-owned subsidiary of Milestone Group Partners. MCM receives fees for services it performs from the money market fund. Members of the immediate family of a member of our Board of Directors owned 65% of Milestone Group Partners as of July 1, 2010, making MCM a related party. At July 1, 2010, $30.0 million of our holdings in money market funds were invested in funds managed by MCM.

(b) Short-term Investments and Federal Funds Sold

Short-term investments of $50.0 million at July 1, 2010 included certificates of deposit with highly rated financial institutions.  At July 1, 2010, we held federal funds sold of $2.0 million through our bank subsidiary, Union Federal.

(c) Investments Available for Sale

Investments available for sale consist of mortgage-backed federal agency securities held by Union Federal, with gross unrealized gains of $263 thousand at July 1, 2010, which we recognized in other comprehensive income, a component of First Marblehead stockholders’ equity.

(5) Education Loans Held to Maturity

(a) Gross Education Loans Outstanding

At July 1, 2010, education loans held to maturity consisted primarily of loans held by our 14 consolidated securitization trusts. Through the securitization process, a series of special purpose statutory trusts purchased education loans from the originating lenders or their assignees, which relinquished to the trusts their ownership interest in the education loans. The debt instruments issued by the securitization trusts to finance the purchase of these education loans are collateralized by the purchased loan portfolios. In addition, to a much lesser extent, education loans held to maturity include loans originated by Union Federal that we were unable to securitize or sell to a third party. Such loans were sold by Union Federal to a non-bank subsidiary of FMD are unencumbered.

As of July 1, 2010, the majority of securitized loans were education loans guaranteed by TERI. As a result of the TERI Reorganization, the securitization trusts included in our consolidated balance sheet have experienced a material adverse effect on their ability to realize guaranty obligations of TERI. At July 1, 2010, we assumed that the trusts’ receipts from TERI would be limited to the amount available in the pledged accounts held by TERI, which we recorded as a separate receivable on our consolidated balance sheet.

The remaining securitized loans are held by GATE Trusts that benefit from credit enhancement arrangements with the borrowers’ educational institutions or with a lender that has provided a guaranty on behalf of certain educational institutions, up to specified limits.

The following table summarizes the composition of the net carrying value of our education loans held to maturity:

July 1, 2010
(dollars in thousands)
Education loans held to maturity:
Gross loan principal outstanding	$7,821,044
Net unamortized acquisition costs and origination fees	299,842
Gross loans outstanding	8,120,886
Allowance for loan losses	(519,677)
Education loans held to maturity, net of allowance	$7,601,209
Principal outstanding of loans serving as collateral for long-term borrowings	$7,600,818

(b) Credit Quality of Education Loans

In School/Deferment.  Under the terms of the majority of the education loans, borrowers are eligible to defer principal and interest payments while carrying a specified credit hour course load and may be eligible to defer payments for an additional six months after graduation during a grace period. Either quarterly or at the end of the deferment period, depending on the terms of the loan agreement, any accrued but unpaid interest is capitalized and added to principal outstanding. With respect to our consolidated securitization trusts, we expect the number of borrowers in deferment status to decline in the future because we do not expect to add new loans to the portfolios of the consolidated securitization trusts.

Forbearance.  Under the terms of the education loans, borrowers may apply for forbearance, which is a temporary reprieve from making full contractual payments due to financial hardship. Forbearance can take many forms, at the option of the creditor. The most common forms of forbearance include the following:

•	Basic forbearance—Cessation of all contractual payments for a maximum allowable forbearance period of one year, granted in three-month increments.

•
Alternative payment plans—Under alternative payment plans, a borrower can make a reduced payment for a limited period of time. The amount of the payment varies under different programs available and may be set at a fixed dollar amount, a percentage of contractual required payments or interest-only payments. Generally, approval for alternative payment plans is granted for a maximum of six to 24 months, depending on the program.

Under both basic forbearance and alternative payment plans, the education loan continues to accrue interest. When forbearance ceases, unpaid interest is capitalized and added to principal outstanding, and the borrower’s required payments are recalculated at a higher amount to pay off the loan, plus the additional accrued and capitalized interest, at the original stated interest rate by the original maturity date. There is no forgiveness of principal or interest, reduction in the interest rate or extension of the maturity date.

Forbearance programs result in a delay in the timing of payments received from borrowers, but at the same time, assuming the collection of forborne amounts, provide for an increase in the gross volume of cash receipts over the term of the education loan due to the additional accrued interest capitalized while in forbearance. Forbearance programs may have the effect of delaying default emergence, and alternative payment plans may reduce the utilization of basic forbearance.

In repayment.  We determine the repayment status of borrowers, including borrowers making payments pursuant to alternative payment plans, by contractual due dates.  A borrower making reduced payments for a limited period of time pursuant to an alternative payment plan will be considered current if such reduced payments are timely made.

The following table provides information on the status of education loans outstanding:

	July 1, 2010	As a percentage of total
	(dollars in thousands)
Principal of loans outstanding:
In basic forbearance	$379,997	4.9%
In school/deferment	1,589,929	20.3
In repayment, including alternative payment plans, classified as:
Current: ≤30 days past due	5,341,699	68.3
Current: >30 days past due, but ≤120 days past due	312,310	4.0
Delinquent: >120 days past due, but ≤180 days past due	84,323	1.1
In default: >180 days past due, but not charged-off	112,786	1.4
Total gross loan principal outstanding	$7,821,044	100.0%
Non-accrual loan principal (>120 days past due, but not in default or charged-off)	$197,109	2.5%
Past due loan principal (>90 days but <120 days past due still accruing interest)	49,459	0.6

(6) Mortgage Loans Held to Maturity

The following table provides information on the carrying value and implicit credit quality of mortgage loans held to maturity:

July 1, 2010
(dollars in thousands)
Principal	$8,474
Deferred fees	11
Gross loans outstanding	8,485
Allowance for loan losses	(367)
Mortgage loans held to maturity, net of allowance	$8,118
Principal outstanding:
Non-accrual status	$1,202

We did not have any mortgage loans greater than 90 days past due that were accruing interest as of July 1, 2010.

(7) Service Revenue Receivables

We record our service revenue receivables at fair value in our balance sheet. Asset servicing fee receivables represent the estimated fair value of service revenues earned as of our balance sheet date from the third-party owner of the Trust Certificate. Additional structural advisory fees and residual receivables represent the estimated fair value of service receivables expected to be collected over the life of the various separate securitization trusts that have purchased education loans facilitated by us, with no further service obligations on our part.

July 1, 2010
(dollars in thousands)
Service revenue receivables:
Asset servicing fees	$5,780
Residuals	7,604
Additional structural advisory fees	1,203
Total	$14,587

(a) Asset Servicing Fee Receivables

In March 2009, we entered into an asset services agreement with the third-party owner of the Trust Certificate. The services we provide include analysis and valuation optimization and services related to funding strategy, among others. As compensation for our services, we are entitled to a monthly asset servicing fee based on the aggregate outstanding principal balance of the education loans owned by the NCLST Trusts, limited to the total cash flows expected to be generated by residuals. Our fees are due from the third-party owner of the Trust Certificate; however, receipt of our fees is contingent upon distributions from the NCSLT Trusts available to the owner of the Trust Certificate. Under no circumstance will we receive cash for our asset servicing fees until residual cash flows are distributed from the NCSLT Trusts. Our asset servicing fee receivables were $5.8 million at July 1, 2010, recorded at fair value in our balance sheet based on the net present value of future cash flows. See “—Education Loan Performance Assumption Overview” below for a description of the significant observable and unobservable inputs used to develop estimates of fair value.

(b) Additional Structural Advisory Fee and Residual Receivables

Additional Structural Advisory Fees.  At July 1, 2010, additional structural advisory fee receivables were primarily due from the securitization trusts that we consolidated effective July 1, 2010 upon adoption of ASU 2009-16 and ASU 2009-17. As such, receivables of $33.5 million, as well as the payables recorded by the trusts from which they are due, have been eliminated upon consolidation and are not reflected in our consolidated balance sheet at July 1, 2010. The remaining $1.2 million of service revenue receivables in our consolidated balance sheet are due from other off-balance sheet VIEs.

Residuals.  At July 1, 2010, residual receivables of $7.6 million were due from off-balance sheet VIEs.  At July 1, 2010, residual receivables due from our consolidated GATE Trusts were eliminated and no longer reflected in our consolidated balance sheet.

See “—Education Loan Performance Assumption Overview” below for a description of the significant observable and unobservable inputs used to develop the estimated fair values of our additional structural advisory fee and residual receivables.

(c) Education Loan Performance Assumption Overview

Default, Recovery and Prepayment Rate Assumptions

During the third quarter of fiscal 2010, we completed initial enhancements to the financial models that we use to estimate the fair value of our service receivables. The enhancements provided for the inclusion of certain prospective macroeconomic factors in our default and prepayment assumptions for those education loans securitized in the NCSLT Trusts.

Risk Segments.  The majority of our additional structural advisory fee receivables recorded by our Education Financing segment are due from the NCSLT Trusts, and all of our asset servicing fees due from the third-party owner of the Trust Certificate are dependent upon the performance of such trusts. During the third quarter of fiscal 2010, we retroactively scored education loans held by the NCSLT Trusts using our proprietary risk score modeling, origination data and additional credit bureau data made available following origination. We then divided education loans into three risk segments, with loans in Segment 1 expected to perform better than loans in Segment 2, and loans in Segment 2 expected to perform better than loans in Segment 3. The table below identifies performance assumptions for each segment, as well as the percentage of the NCSLT Trust portfolios in each segment, for all NCSLT Trusts, including those that have and have not been consolidated.

	July 1, 2010
NCSLT Portfolio	Segment 1	Segment 2	Segment 3
Distribution by original loan amount	25.5%	27.0%	47.5%
Distribution by total outstanding loan amount(1):
Not in repayment(2)	4.3	6.7	16.9
In repayment	18.5	20.5	33.1
Total by segment	22.8	27.2	50.0
Gross default rate(3)	9.7	19.6	48.8
Recovery rate(4)	40.0	40.0	40.0
Net default rate(5)	5.8	11.8	29.3
Prepayment rate(6)	6.9	4.9	3.1

_____________________________

(1)	Outstanding aggregate principal and capitalized interest balance as of July 1, 2010.

(2)	Loans “not in repayment” include loans in deferment or basic forbearance status as of July 1, 2010. We classify loans subject to alternative payment plans as “in repayment.”

(3)	Historical and projected defaults over the lives of the trusts as a percentage of original outstanding aggregate principal.

(4)	Historical and projected recoveries, net of historical and projected collections costs, as a percentage of historical and projected cumulative gross defaults.

(5)	Historical and projected defaults over the lives of the trusts less historical and projected recoveries, net of collection costs, as a percentage of the original outstanding aggregate principal.

(6)
Amount presented is the weighted average conditional prepayment rate (CPR) over the lives of the trusts. The CPR is an estimate of the likelihood that a loan will be prepaid during a period given that it has not previously defaulted or been repaid in full.

Discount Rate Assumptions

The following table identifies our discount rate assumptions:

July 1, 2010
Asset servicing fee receivables	16.0%
Additional structural advisory fee receivables	14.0
Residual receivables	16.0

Discount Rate—Asset Servicing Fees.  In determining an appropriate discount rate, we consider a number of factors, including market data made available to us on spreads on federally guaranteed loans and education loans, rates used in the much broader ABS market, and yield curves for corporate subordinated debt with maturities similar to the weighted-average life of our residuals. At July 1, 2010, we used a discount rate of 16.0% for purposes of estimating the fair value of asset servicing fees, which are contingent upon residual distributions to the third-party owner of the Trust Certificate.

Discount Rate—Additional Structural Advisory Fees.  At July 1, 2010, we used a discount rate of 14.0% to measure estimated fair value of additional structural advisory fees due from all VIES, both consolidated and not consolidated. This discount rate reflects market data made available to us on ABS market spreads on federally guaranteed education loans and private education loans, as well as rates used in the much broader ABS market and is 2.0% less than the 16.0% used for asset servicing fee receivables, reflecting the seniority of our additional structural advisory fees in our cash flow waterfall of the securitization trusts.

Discount Rate—Residuals.  In determining an appropriate discount rate, we consider a number of factors, including market data made available to us on ABS market spreads on federally guaranteed education loans and private education loans, rates used in the much broader ABS market, and yield curves for corporate subordinated debt with maturities similar to the weighted-average life of our residuals. At July 1, 2010, we used a discount rate of 16.0% for purposes of estimating the fair value of residuals receivables.

Other Assumptions

Forward LIBOR Curve.  Fluctuations in interest rates, specifically the London Interbank Offered Rate (LIBOR), which is the underlying rate for most of the securitization trusts’ assets and liabilities, can have a significant impact on the cash flows generated by each securitization trust. The forward LIBOR curve is a market observable input obtained from an independent third party. Changes in the forward LIBOR curve can have a significant impact on the principal balances of the education loans (especially early in a loan’s life when interest is capitalizing on a loan in deferment), which affects the overall net interest margin the securitization trust can generate.  Changes in the forward LIBOR curve can also impact our additional structural advisory fee receivables as the majority of accrued but unpaid fees bear interest at LIBOR plus 1.5%. In addition, certain securitization trusts have issued a tranche of ABS that bears a fixed interest rate. A decrease in the forward LIBOR curve may result in a reduced spread on the fixed interest-rate tranche, which, in turn, decreases the estimated fair value of our service receivables.

Auction Rate Note Interest Rates.  As a result of failed auctions and deterioration in the credit ratings of securitization trusts that issued auction rate notes, outstanding auction rate notes bear interest at a maximum spread over one-month LIBOR as specified in the applicable trust indentures. At July 1, 2010, we assumed that the notes would continue to bear interest at the contractual maximum spread.

(8) Income Tax Receivable and Net Deferred Tax Asset

We are subject to U.S. federal income tax, as well as income tax in multiple U.S. state and local jurisdictions. As a result of the sale of the Trust Certificate effective March 31, 2009, as well as our operating losses for fiscal 2009, we recorded an income tax receivable for federal income taxes paid on prior taxable income.  In fiscal 2010, we received a total of $189.3 million in federal and state income tax refunds related to our income tax receivables.  In April 2010, the Internal Revenue Service (IRS) commenced an audit of our tax returns for fiscal years 2007, 2008 and 2009. Such audits are consistent with the practices of the Joint Committee of Taxation based on the size of the tax refunds we received. In connection with its audit, the IRS is reviewing, among other things, the tax treatment of the sale of the Trust Certificate, including the tax refund previously received by us.  No adjustments had been proposed by the IRS in connection with its audit as of July 1, 2010.  Our state income tax returns for the year ended June 30, 2004, and state and federal income tax returns for the years ended June 30, 2005 and 2006, remain subject to examination. See Note 17, “Subsequent Events (Unaudited)—Tax Matters,” for additional information regarding the audits of our tax returns.

Components of Net Deferred Tax Asset

The following table reflects the tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases that give rise to significant deferred tax assets and deferred tax liabilities:

July 1, 2010
(dollars in thousands)
Deferred tax assets:
Residual fees, net	$5,351
Allowance for loan losses	7,227
Depreciation and amortization	5,269
Deferred compensation	942
Other	4,465
Total net deferred tax asset	23,254
Deferred tax liabilities:
Structural advisory fees	(13,840)
Deferred recognition for tax purposes of inter-company income	(2,548)
Asset servicing fees	(2,295)
Total deferred tax liability	(18,683)
Net deferred tax asset	$4,571

We have determined that a valuation allowance is not necessary for certain deferred tax assets, as it is more likely than not that these assets will be realized through future reversals of existing temporary differences or available tax planning strategies. We continue to review the recognition of deferred tax assets on a quarterly basis.

Unrecognized Tax Benefits

At July 1, 2010, unrecognized tax benefits were $30.9 million, including $20.1 million of net unrecognized tax benefits that, if recognized, would favorably affect our effective income tax rate. At July 1, 2010, we had approximately $3.8 million accrued for interest and no amount accrued for the payment of penalties.

Tax Loss Carrybacks and Carryforwards

In November 2009, the Worker, Homeownership and Business Assistance Act of 2009 (WHBAA) was signed into law. As a result of the WHBAA, we were able to carry back the taxable losses from either fiscal 2009 or 2010 for five years instead of two years. As of July 1, 2010, we have estimated that taxable income in previous years would be sufficient to cover the taxable losses of both fiscal 2009 and fiscal 2010 regardless of which fiscal year is carried back. As a result of the WHBAA and pre-existing net operating loss carryback rules, we recorded an income tax receivable of $42.1 million at July 1, 2010.

(9) Other Assets ─ Property and Equipment

The following property and equipment is included in other assets:

	July 1, 2010	Useful life
	(dollars in thousands)
Equipment	$9,603	3 - 5 years
Software	34,670	3 years
Software under development	167
Leasehold improvements	12,180	lesser of 5 years or lease term
Capital leases (equipment, furniture and fixtures)	18,627	lease term
Furniture and fixtures	2,335	5 - 7 years
Total gross property and equipment	77,582
Less accumulated depreciation and amortization	(69,496)
Total property and equipment, net	$8,086

(10) Deposits

The following table summarizes deposits held by Union Federal:

	July 1, 2010
	Outstanding	Weighted-average rate
	(dollars in thousands)
Deposits:
Time and savings	$73,046	1.53%
Money market	35,650	1.45
Non-interest bearing	36	—
Total deposits	$108,732

At July 1, 2010, time deposits with maturities greater than one year were $2.4 million.

(11) Other Liabilities and Unused Lines of Credit

(a) Capital and Operating Leases

At July 1, 2010, we leased office space and equipment under non-cancelable operating leases expiring at various times through April 2014. In November 2010, we amended the operating lease relating to our Medford, Massachusetts location.  See Note 17, “Subsequent Events (Unaudited) – Lease Amendment,” for additional information.  The future minimum lease payments required under capital and operating leases as of July 1, 2010 for each of the five fiscal years subsequent to July 1, 2010 are as follows:

Fiscal years ending June 30,	Capital leases	Operating leases
	(dollars in thousands)
2011	$1,418	$10,330
2012	—	9,312
2013	—	7,375
2014	—	5,897
2015 (none thereafter)	—	350
Total minimum lease payments	1,418	$33,264
Less amounts representing interest	(22)
Present value of future minimum lease payments, all current	$1,396

At July 1, 2010, we were entitled to receive amounts under non-cancelable subleases of office space for each of the four fiscal years subsequent to July 1, 2010 as follows:

Fiscal years ending June 30,	Sublease payments
(dollars in thousands)
2011	$2,539
2012	2,614
2013	2,635
2014 (none thereafter)	2,199
Total	$9,987

(b) Defined Contribution Plan

We sponsor a 401(k) retirement savings plan for the benefit of all full time employees. Eligible employees can join the plan after three months of employment. Investment decisions are made by individual employees. At our option, we can contribute to the plan for the benefit of employees. Employee and employer contributions vest immediately.

(c) Unused Line of Credit

At July 1, 2010, we had $6.1 million available for borrowing under an unused line of credit with the Federal Home Loan Bank of Boston. There were no borrowings outstanding at July 1, 2010. As a requirement under the line of credit, we own $505 thousand of Federal Home Loan Bank stock included in other assets in our consolidated balance sheet.

(12) Long-term Borrowings

Through the securitization process, the 14 consolidated securitization trusts issued debt instruments to finance the purchase of education loans obtained from originating lenders or their assignees. The debt securities issued are obligations of the trusts. Holders of these debt securities generally have recourse only to the assets of the particular trust that issued the debt, and not to any other securitization trusts, FMD, its operating subsidiaries, or the originating lenders or their assignees.

The following table provides additional information on long-term borrowings:

	July 1, 2010
	Carrying value	Range of spreads over index or range of fixed interest rates (annual basis)		Distribution frequency
	(dollars in thousands)
Principal outstanding on variable-rate ABS, indexed to one-month LIBOR unless otherwise noted:
Senior notes and certificates	$7,015,243	+0.03 to 0.48%		Monthly
Senior notes indexed to three-month LIBOR	250,000	+0.48		Quarterly
Subordinated notes	1,452,080	+0.32 to 1.35		Monthly
Senior and subordinated auction rate notes	140,150	+3.50	(1)	Quarterly
Unamortized proceeds of senior fixed-rate interest-only securities(2)	129,713	4.80 to 9.75		Monthly
Total long-term debt	$8,987,186

_____________________________

(1)
Failed auctions occurred and have persisted with respect to a consolidated securitization trust that issued auction rate notes. When failed auctions occur, the notes bear interest at a spread over one-month LIBOR as specified in the applicable indenture, based on the ratings assigned to the notes by independent rating agencies. Deterioration in securitization trust performance has resulted in downgrades to the ratings assigned to these notes, and, as a result, these notes bear interest at the maximum allowable spread over one-month LIBOR.

(2)	Interest-only securities have a combined notional value of $1.84 billion at July 1, 2010 and have varying maturity dates from April 2011 to October 2012.

Interest payments and principal paydowns on the debt are made from collections on the purchased loans, or from the release of trust cash reserves, on a monthly or quarterly basis, as indicated in the table above. Within any given securitization trust, there may exist multiple classes of notes, certificates or interest-only securities. Typically, notes within a given class are sequentially ordered based upon their original scheduled maturities. Interest payments and principal paydowns are made each distribution period based on cash available to the trust in accordance with the subordination priorities established in the trust indentures. Payments on interest-only strips are made based on notional values and have scheduled maturity dates. Principal payments are not based on scheduled maturity dates. Each securitization trust is a standalone, bankruptcy remote entity, meaning that collateral performance, cash flow, credit enhancement and subordination for a given trust is independent from any other trust.

(13) Fair Value of Financial Instruments

(a) Financial Instruments Recorded at Fair Value in our Balance Sheet

For financial instruments recorded at fair value in our balance sheet, we base that financial instrument’s categorization within the valuation hierarchy upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for financial instruments recorded at fair value in our balance sheet:

•	Cash equivalents include money market funds with available quoted market prices on active markets that we classify as Level 1 of the valuation hierarchy.

•	Investments held for sale are federal agency mortgage-backed securities that are marked to market using pricing from an independent third party and are classified as Level 2 in the hierarchy.

•
Service revenue receivables do not have available market prices. As such, we estimate fair value using the net present value of expected future cash flows. See Note 7, “Service Revenue Receivables,” for a description of significant observable and unobservable inputs used to develop the estimated fair values of service revenue receivables. These assets are classified within Level 3 of the valuation hierarchy.

The following table presents financial instruments carried at fair value in our consolidated balance sheet, in accordance with the valuation hierarchy described above:

	July 1, 2010
	Level 1	Level 2	Level 3	Total carrying value
	(dollars in thousands)
Assets – Recurring basis:
Cash equivalents	$216,050	$—	$—	$216,050
Investments available for sale	—	4,471	—	4,471
Service revenue receivables	—	—	14,587	14,587
Total assets	$216,050	$4,471	$14,587	$235,108

(b) Fair Values of Other Financial Instruments

Fair value estimates for financial instruments not carried at fair value in our consolidated balance sheet are generally subjective in nature, and are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. We have elected not to apply the fair value provisions available under ASC 820 to these assets and liabilities. Disclosure of fair value estimates is not required for certain items, such as premises and equipment, intangible assets and income tax assets and liabilities.

The short duration of many of our assets and liabilities result in a significant number of financial instruments for which fair value equals or closely approximates the value reported in our consolidated balance sheet. We believe that the carrying values of short-term investments, federal funds sold, restricted cash and guaranteed investment contracts, receivable from TERI for pledged accounts and deposits approximate fair value due to their short duration, and that the fair value of mortgage loans held to maturity is not materially different from its carrying value.

The estimated fair values of education loans held to maturity and long-term borrowings presented in the table below were based on the net present value of cash flows, using the same observable and unobservable performance assumptions that we used to estimate the fair value of our service revenue receivables, applying discount rates commensurate with the duration, yield and credit ratings of the assets or liabilities, as applicable.

The following table discloses the carrying values and estimated fair values of certain financial instruments not recorded at fair value in our balance sheet:

	July 1, 2010
	Carrying value	Fair value
	(dollars in thousands)
Education loans held to maturity, net of allowance for loan losses	$7,601,209	$5,405,351
Long-term borrowings	8,987,186	6,019,778

(14) Commitments and Contingencies

(a) TERI Reorganization

TERI is a private, not-for-profit Massachusetts organization as described under section 501(c)(3) of the Internal Revenue Code. In its role as guarantor in the education lending market, TERI agreed to reimburse lenders or securitization trusts for unpaid principal and interest on defaulted loans. Historically, TERI was the exclusive third-party provider of borrower default guarantees for our clients’ education loans. On April 7, 2008, TERI filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.  As of July 1, 2010, we had a $136.4 million receivable recorded on our balance sheet from TERI.  In October 2010, the Bankruptcy Court entered an order confirming the Modified Plan of Reorganization, which became effective in November 2010. See Note 17, “Subsequent Events (Unaudited)—TERI Reorganization,” for additional information.

(b) Performance Guaranty

In connection with the sale by Union Federal of an education loan portfolio in October 2009, FMD delivered a performance guaranty (Performance Guaranty) pursuant to which FMD guarantees the performance by Union Federal of its obligations and agreements under the loan purchase and sale agreement relating to the transaction. The Performance Guaranty provides that FMD will be released from its obligations, without any action of the purchaser, upon (1) any merger or consolidation of Union Federal into another entity as a result of which a majority of the capital stock of Union Federal is converted into or exchanged for the right to receive cash, securities or other property or (2) a sale of all or substantially all of the assets of Union Federal, in either case after which transaction Union Federal is no longer a subsidiary of FMD. We are not aware of any contingencies existing at our balance sheet date that are both probable and estimable for which we would record a reserve, nor can we estimate a range of possible losses at this time.

(c) Assumption of Potential Contingent Liabilities of Union Federal

In April 2010, FMD and certain of its subsidiaries entered into agreements relating to the restructuring of the education loan warehouse facility (Facility) of UFSB-SPV. In connection with the restructuring, the third-party conduit lender released any and all potential claims against Union Federal and UFSB-SPV pursuant to the indenture relating to the Facility based upon events arising prior to April 16, 2010, to the extent such claims would exceed $20.0 million in the aggregate (Liability Cap). Neither Union Federal nor UFSB-SPV would have any liability until the conduit lender’s aggregate losses exceeded $3.5 million (Deductible), at which point Union Federal and UFSB-SPV would only be liable for amounts above the Deductible up to the Liability Cap. Neither the Liability Cap nor the Deductible would apply, however, in cases of fraud, willful misconduct, gross negligence or third-party claims by or on behalf of borrowers against the conduit lender based on loan origination errors. In addition, the release is not deemed a waiver of rights previously reserved but not exercised by the conduit lender, except as specifically released pursuant to a settlement agreement.

FMD assumed any remaining contingent liability of Union Federal and its affiliates, other than UFSB-SPV, under the Facility arising prior to April 16, 2010, subject to the Liability Cap discussed above. In addition, FMD assumed any contingent liability of Union Federal under the Facility arising prior to April 16, 2010 based on fraud, willful misconduct, gross negligence, third-party claims by or on behalf of borrowers against the conduit lender based on loan origination errors or rights not otherwise released by the conduit lender. We are not aware of any contingencies existing at our balance sheet date that are both probable and estimable for which we would record a reserve, nor can we estimate a range of possible losses at this time.

(d) Agreements with Lender Clients

Under the terms of loan purchase agreements entered into with lender clients prior to fiscal 2010, we generally had an obligation to use our best efforts to facilitate the purchase of the client’s TERI-guaranteed education loans during a specified loan purchase period. The length of the loan purchase period varied by client and generally ranged from 195 days to 555 days following final loan disbursement. Under the terms of certain of our loan purchase agreements, if we failed to facilitate a purchase in breach of our obligations, our liability would be limited to liquidated damages of one percent of the total principal amount of the education loans as to which the loan purchase period had expired. Those loan purchase agreements that limited our liability to liquidated damages generally provided that our obligation to close a securitization was subject to the condition that no “market disruption event” had occurred. Under certain of these loan purchase agreements, the TERI Reorganization constituted a “market disruption event,” suspending our contractual obligation to close a securitization. Any liquidated damages would have been due at expiration of the relevant loan purchase period, which would not have occurred for a period of time after the market disruption event ceased. TERI rejected its guaranty agreements pursuant to the Modified Plan of Reorganization, which generally terminated our purchase obligations under our loan purchase agreements. See Note 17, “Subsequent Events (Unaudited)—TERI Reorganization” for additional information regarding the Modified Plan of Reorganization. No amounts were accrued in the financial statements with respect to potential liabilities under these loan purchase agreements as of July 1, 2010.

(15) Stockholders' Equity

(a) Preferred Stock

In December 2007, FMD entered into an investment agreement (Investment Agreement) with GS Parthenon A, L.P. and GS Parthenon B, L.P., affiliates of GS Capital Partners. Pursuant to the Investment Agreement, we issued 132,701 shares of newly designated Series B Non-Voting Convertible Preferred Stock, $0.01 par value per share (Series B Preferred Stock), at a purchase price of $1 thousand per share. The Series B Preferred Stock is convertible, at the option of the holders. The number of common shares issuable upon conversion is equal to the initial purchase price of the Series B Preferred Stock, divided by the conversion price of $15.00 per share. At July 1, 2010, the Series B Preferred Stock issued and outstanding is convertible into 8,846,733 shares of common stock. Dividends would be paid on the Series B Preferred Stock when, as and if, and in the same amounts (on an as-converted basis), declared on our common stock. Upon liquidation, dissolution or winding up of FMD, holders of Series B Preferred Stock would have the right to receive an amount equal to $0.01 per share of Series B Preferred Stock, plus the amount of any declared but unpaid dividends thereon. After payment of this amount, holders of the Series B Preferred Stock would be entitled to participate (on an as-converted basis) with common stock in the distribution of remaining assets.

(b) 2003 Employee Stock Purchase Plan

In 2003, our Board of Directors and stockholders approved the 2003 employee stock purchase plan (ESPP). A total of 600,000 shares of common stock were authorized for issuance under the ESPP. The ESPP permitted eligible employees to purchase shares of our common stock at the lower of 85% of its fair market value at the beginning or at the end of each offering period. Participation was voluntary. In April 2008, our Board of Directors, which administers the ESPP, terminated the offering period that began on January 1, 2008 and indefinitely suspended the ESPP. At July 1, 2010, 406,000 shares were available for future purchase under the ESPP.

(c) Treasury Stock

Our Board of Directors has authorized the repurchase of up to 10,000,000 shares of common stock. At July 1, 2010, we had repurchased an aggregate of 1,169,100 shares under this program at an average price, excluding commissions, of $36.17 per share. Shares repurchased under this program are generally bought in open market transactions. Future repurchases pursuant to this program may require regulatory approval.  Treasury stock also includes common stock withheld from employees to satisfy statutory minimum withholding obligations as equity compensation awards vest. Treasury stock was $186.2 million (8,239,000 shares) at July 1, 2010.

(d) Stock-based Compensation Awards Outstanding

Stockholder Approved Plans.  We have stock awards outstanding under three stock-based incentive compensation plans, approved by both our Board of Directors and stockholders in 1996 (1996 Plan), 2002 (2002 Plan) and 2003 (2003 Plan).

Under the 1996 Plan, we granted either incentive stock options (pursuant to Section 422 of the Internal Revenue Code) or non-statutory stock options to our officers and employees, and non-statutory stock options to consultants. Our ability to grant stock options under the 1996 Plan expired on October 14, 2006. As of July 1, 2010, 600 shares of common stock were issuable upon exercise of awards granted under the 1996 Plan.

Under the 2002 Plan, we granted non-statutory stock options to non-employee members of our Board of Directors. In 2006, our Board of Directors suspended new awards under the 2002 Plan. At July 1, 2010, 102,000 shares of common stock were issuable upon exercise of awards granted under the 2002 Plan.

Under the 2003 Plan, our Board of Directors, or one or more sub-committees of our Board of Directors, may grant stock options or other stock based awards to employees, directors, consultants or advisors. At July 1, 2010, 8,050,000 shares of common stock had been reserved for issuance under the 2003 Plan, and approximately 2,444,000 shares of common stock were issuable upon the exercise or vesting of awards granted under the 2003 Plan. At July 1, 2010, approximately 2,901,000 shares were available for future grant. We issue new shares of common stock as opposed to using treasury shares pursuant to the terms of the 2003 Plan.

Stock Options.  The following table summarizes information about stock options outstanding at July 1, 2010:

Exercise prices		Number outstanding	Weighted-average remaining contractual term (years)	Weighted-average exercise price	Number exercisable
		(shares in thousands)
$3.33		19	2.21	$3.33	19
6.00	(1)	2,000	8.13	6.00	500
8.10 - $10.00		30	3.19	8.48	30
12.00	(1)	2,000	8.13	12.00	2,000
16.00	(1)	2,000	8.13	16.00	2,000
19.04		24	5.22	19.04	24
32.97		30	4.22	32.97	30
3.33 - $32.97		6,103	8.06	11.43	4,603

_____________________________

(1)
These stock options were not issued under any of our existing stockholder-approved incentive plans. Our Board of Directors elected Daniel Meyers as President and Chief Executive Officer and as a member of our Board of Directors, effective September 1, 2008. In connection with the election, our Board of Directors and a subcommittee of the Compensation Committee of our Board of Directors approved the grant in August 2008 (Grant Date) of stock options to

Mr. Meyers to purchase (a) 2,000,000 shares of our common stock, at an exercise price of $6.00 per share, 25% of which vested and became exercisable in August 2009, with the remainder to vest and become exercisable in three equal installments on each of the second, third and fourth anniversaries of the Grant Date ($6.00 Stock Options); (b) 2,000,000 shares of our common stock, at an exercise price of $12.00 per share, that vested and became exercisable in full on November 30, 2008; and (c) 2,000,000 shares of our common stock, at an exercise price of $16.00 per share, that vested and became exercisable in full on November 30, 2008. Any unvested stock options will vest and become exercisable in full (1) if the closing sale price of our common stock is at least 150% of the exercise price of the applicable option for a period of five consecutive trading days (assuming the trading on each day is not less than 90% of the average daily trading volume for the prior three months prior to such five day period), (2) in the event of Mr. Meyers’ death or disability, as defined in the applicable option agreement or (3) in the event that Mr. Meyers’ employment is terminated by us without Cause, as defined in the applicable option agreement, or by Mr. Meyers with Good Reason, as defined in the applicable option agreement. In addition, subject to certain conditions set forth in the option agreement, the $6.00 Stock Options may be exercised beginning 90 days after the Grant Date prior to vesting, provided that the unvested shares issued will be held in escrow by us and will be subject to a repurchase option by us. Each of the stock options will expire ten years from the Grant Date.

The stock options exercisable at July 1, 2010 have no intrinsic value as the exercise price (weighted average of $13.20) is above market price. The weighted-average remaining contractual term of stock options exercisable is eight years. Stock options expire a maximum of ten years from the grant date.

Stock Units.  Each stock unit, including both restricted stock units (RSUs) and director stock units, represents a contingent right to receive one share of our common stock upon vesting. Shares in respect of vested stock units are issued as soon as practicable after each vesting date.

Pursuant to a directors’ compensation program under the 2003 Plan, non-employee members of our Board of Directors are entitled to stock units for their service. Stock units granted to non-employee directors are fully vested immediately. In May 2010, the director compensation program was amended to provide for the grant of 10,000 stock units upon initial election to our Board of Directors and an annual grant of 10,000 stock units on September 20 of each year, if the non-employee director has then served on our Board of Directors for at least 180 days.

RSUs may be granted to employees and outside consultants. RSUs outstanding at July 1, 2010 generally vest over the next three to four years. At July 1, 2010, 2,444,000 RSUs were outstanding, with a weighted-average grant date fair value per share of $4.41.

(16) Union Federal Regulatory Matters

Union Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union Federal must meet specific capital guidelines that involve quantitative measures of Union Federal’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Union Federal’s equity capital was $44.4 million at July 1, 2010.

Quantitative measures established by regulation to ensure capital adequacy require Union Federal to maintain minimum amounts and ratios of total capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations).

	Regulatory Guidelines
	Minimum	Well capitalized	July 1, 2010
Capital ratios:
Tier 1 risk-based capital	4.0%	6.0%	124.8%
Total risk-based capital	8.0	10.0	125.5
Tier 1 (core) capital	4.0	5.0	27.9

As of July 1, 2010, Union Federal was well capitalized under the regulatory framework for prompt corrective action.

The OTS regulates all capital distributions by Union Federal directly or indirectly to us, including dividend payments. Union Federal is required to file a notice with the OTS at least 30 days before the proposed declaration of a dividend or approval of a proposed capital distribution by Union Federal’s board of directors. Union Federal must file an application to receive the approval of the OTS for a proposed capital distribution when, among other circumstances, the total amount of all capital distributions (including the proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years.

A notice or application to make a capital distribution by Union Federal may be disapproved or denied by the OTS if it determines that, after making the capital distribution, Union Federal would fail to meet minimum required capital levels or if the capital distribution raises safety or soundness concerns or is otherwise restricted by statute, regulation or agreement between Union Federal and the OTS or the Federal Deposit Insurance Corporation (FDIC), or a condition imposed by an OTS agreement. Under the Federal Deposit Insurance Act (FDIA), an FDIC-insured depository institution such as Union Federal is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA).  See Note 17, “Subsequent Events (Unaudited)—Union Federal Dividend,” for additional information.

In March 2010, our Board of Directors adopted resolutions required by the OTS undertaking to support the implementation by Union Federal of its business plan, so long as Union Federal is owned or controlled by FMD, and to notify the OTS in advance of any distributions to our stockholders in excess of $1.0 million per fiscal quarter and any incurrence or guarantee of debt in excess of $5.0 million.

FMD is subject to extensive regulation, supervision and examination by the OTS as a savings and loan holding company, and Union Federal remains subject to extensive regulation, supervision and examination by the OTS and the FDIC. During the second quarter of fiscal 2010, we announced that we had begun exploring strategic alternatives for Union Federal, including a potential sale.  Any potential sale of Union Federal will require the approval of the OTS, or its successor.

(17) Subsequent Events (Unaudited)

(a) Monogram Loan Programs

During the first quarter of fiscal 2011, we began performing services under loan program agreements for two clients, each related to school-certified education loan programs to be funded by these clients based on our Monogram platform. Under the terms of the credit enhancement provisions in the loan program agreements, we may facilitate up to an aggregate of $275.0 million in education loans over the life of these programs. We perform a range of services in support of the programs, including loan processing and management, and program administration. We generally provide these services on a fee-for-service basis, although we are also entitled to a portion of the yield generated by the portfolio of program loans in connection with providing certain administration services and for providing credit enhancement.

In connection with these two loan programs based on our Monogram platform, we agreed to provide credit enhancement by funding deposits in participation interest accounts for each lender. Subject to contractual maximums specified in the applicable loan program agreement, we make quarterly deposits into participation interest accounts based on a percentage of projected credit losses for the expected volume and credit tiering of education loans to be originated over the term of the agreement. Our funding is adjusted during the origination period for changes to expected loan volumes and credit tiering based on loan distribution. At the end of each origination period, the final funding is determined, and we have no further funding requirements under that applicable loan program. Separate participation interest accounts are applicable to each loan program and are not comingled between clients. As of July 1, 2010, we had not provided any funding into participation interest accounts for clients.  As of March 16, 2011, we had provided $8.5 million participation funding in support of the two initial loan programs.

The near term financial performance and future growth of our Education Financing segment depends in large part on our ability to successfully market our Monogram platform and transition to more fee-based revenues, while growing and diversifying our client base. We are seeking additional lender clients, although we are uncertain as to the degree of market acceptance our Monogram platform will have, particularly in the current economic environment where many lenders continue to evaluate their education lending business models.

(b) TERI Reorganization

TERI and the Creditors Committee filed the Modified Plan of Reorganization in August 2010. Each of the NCSLT Trusts voted, or were deemed to have voted, in favor of the Modified Plan of Reorganization in September 2010, thereby electing to accept settlement of an adversary complaint filed by the Creditors Committee (Adversary Complaint) and their respective claims, including contingent guaranty claims against TERI’s bankruptcy estate based on future loan defaults.  The Adversary Complaint alleged that certain security interests granted by TERI to the trusts were unperfected or could otherwise be avoided under the Bankruptcy Code.

On October 29, 2010, the Bankruptcy Court entered an order confirming the Modified Plan of Reorganization, which became effective on November 19, 2010. Pursuant to the Modified Plan of Reorganization, among other things, general unsecured creditors of TERI, including us, are entitled to receive a pro rata share of cash and future recoveries or other proceeds in respect of a portfolio of defaulted education loans held by a liquidating trust. General unsecured creditors received a portion of their respective allowed claims in December 2010, based on the amount of cash transferred from TERI to the liquidating trust upon the effectiveness of the Modified Plan of Reorganization. Additional distributions to general unsecured creditors are expected to occur from time to time, based on the level of recoveries or other proceeds in respect of the loan portfolio held by the liquidating trust. Recoveries on defaulted education loans may be collected over many years, and amounts ultimately received by general unsecured creditors may depend in part on the experience and skill of the party or parties managing collections with respect to such loans.

The Modified Plan of Reorganization generally provided for the following in the case of the consolidated NCSLT Trusts:

•	Each consolidated NCSLT Trust’s claims, and the Adversary Complaint relating to such trust’s security interests, were settled;

•
The claims estimation methodology developed by the Creditors Committee formed the basis for estimating the consolidated NCSLT Trusts’ contingent guaranty claims based on future loan defaults. Those claims exceeded the available collateral, and the excess was treated as unsecured claims against TERI’s estate in amounts specified in the Modified Plan of Reorganization;

•	Each consolidated NCSLT Trust received any remaining balance in its respective pledged account;

•
Certain defaulted loans (Pre-Petition Loans) purchased by TERI prior to April 7, 2008 (Petition Date) were transferred to the indenture trustee for the benefit of the noteholders of the respective consolidated NCSLT Trust;

•	Defaulted loans purchased by TERI after the Petition Date were transferred to the liquidating trust as assets available for distribution among unsecured creditors;

•	Recoveries on defaulted Pre-Petition Loans, which had been deposited into escrow since July 2008, were transferred back to the respective consolidated NCSLT Trust;

•	TERI released its claim against the NCSLT Trusts for payment of guaranty fees; and

•	The Adversary Complaint was dismissed with prejudice against the indenture trustee, the NCSLT Trusts, and the administrator, First Marblehead Data Services, Inc. (FMDS).

During the second quarter of fiscal 2011, our Securitization Trusts segment recorded a gain related to the Modified Plan of Reorganization of $42.6 million, including $30.8 million in cash received in excess of recorded receivables and $11.8 million from the reversal of certain liabilities. The gains recorded by our Securitization Trusts segment were almost entirely offset by the allocation to the non-controlling interest.  In addition, our Education Financing segment recorded gains related to the Stipulation and Modified Plan of Reorganization of $8.1 million, which included an initial distribution of cash of $3.1 million and the reversal of liabilities to TERI of $5.0 million.

(c) TERI Stipulation

In October 2008, FMD and First Marblehead Education Resources, Inc. (FMER) asserted claims against TERI’s bankruptcy estate in the aggregate amount of $87.0 million, including damages related to the rejection by TERI of its contracts with FMD and FMER. In addition, FMDS asserted claims, unliquidated in amount, seeking indemnification and reimbursement for fees incurred as administrator of securitization trusts holding TERI-guaranteed private education loans.

On October 8, 2010, FMD, FMER and FMDS (FM Stipulation Parties) entered into the Stipulation with TERI and the Creditors Committee. The Bankruptcy Court entered an order approving the Stipulation on October 18, 2010. Except as otherwise noted below, the Stipulation resolved all claims and controversies among the FM Stipulation Parties and TERI. The Stipulation provided, among other things:

•	FMD and FMER were allowed unsecured, non-priority claims against TERI’s bankruptcy estate in the aggregate amount of $28.1 million;

•
Excluding the FM Stipulation Parties’ obligations under the Stipulation, TERI provided a general release in favor of the FM Stipulation Parties and their affiliates relating to all claims arising prior to October 18, 2010, subject to a carve-out for a dispute relating to certain obligations and restrictions that we allege continue to apply to TERI with respect to a loan database that we provided to TERI in 2008 (Database Dispute);

•
Excluding TERI’s obligations under the Stipulation and the FM Stipulation Parties’ allowed claims against TERI’s bankruptcy estate, the FM Stipulation Parties provided a general release in favor of TERI and its affiliates relating to all claims arising prior to October 18, 2010, subject to a carve-out for the Database Dispute;

•
TERI and its successors acknowledged that each of FMD and FMER performed in full all of its respective duties and discharged in full all of its respective obligations arising prior to October 7, 2010 under the transition services agreement dated as of May 30, 2008 among TERI, FMD and FMER; and

•	The allowed claims of FMD and FMER were deemed to vote in favor of the Modified Plan of Reorganization.

The receivables from TERI recorded on our balance sheet at July 1, 2010 were limited to the aggregated balances in pledged accounts proposed to be transferred to the securitization trusts upon the confirmation and effectiveness of the Modified Plan Reorganization. We did not record at July 1, 2010 any additional receivables in respect of our claims subsequently settled by the Stipulation. We had recorded notes payable to TERI and other liabilities on our consolidated balance sheet as of July 1, 2010.

The Database Dispute was the subject of an order entered by the Bankruptcy Court in December 2010 (Database Order) following a motion by TERI.  The Database Order stated that an earlier order issued by the Bankruptcy Court in June 2008 was not intended to extend restrictions applicable to TERI beyond two years following the termination of our 2001 database sale and supplementation agreement. TERI rejected that agreement effective as of May 31, 2008.  We do not agree with the Database Order and are contesting it.  We continue to believe that the Bankruptcy Court did not have jurisdiction to issue the Database Order and that TERI does not have rights to sell, license or transfer the database that we provided.  We have filed an appeal, and our opening brief, in the U.S. District Court for the District of Massachusetts (Civil Action No. 11-10241 (DPW)).

(d) Lease Amendment

In November 2010, we amended the operating lease relating to our Medford, Massachusetts location to, among other things, reduce the rented space by 60,000 square feet by March 31, 2011 and extend the term of the lease to March 31, 2017. The effective date of this amendment was July 1, 2010. We expect total cash savings of $1.7 million in fiscal 2011 and 2012 as a result of the lease modification.

(e) Acquisition of Tuition Management Systems

On December 31, 2010, we completed our acquisition of the net assets and operations of Tuition Management Systems, formerly a division of KeyBank.  TMS is one of the largest U.S. providers of outsourced tuition planning, billing, and payment technology services for universities, colleges and secondary schools.  TMS operates in 47 states and serves over 1,100 schools.  TMS is headquartered in Warwick, Rhode Island.

The purchase price, net of post-closing adjustments made in March 2011, was $47.0 million.  In addition, we may be entitled to a payment of up to $1.3 million from KeyBank based on certain performance metrics through June 1, 2011, as described in the asset purchase agreement.  Following the closing of the acquisition, TMS has retained its separate brand identity, management team and operations. No material exit or termination liabilities were recorded as a result of this acquisition.

Following the 60-day post-closing adjustments, the book value of the net assets acquired was $139 thousand.  Our estimated allocation of the purchase price is still subject to review of the fair values assigned to assets acquired and liabilities assumed.  Our preliminary allocation of purchase price is as follows:

(dollars in thousands)
Allocation of purchase price:
Assets acquired:
Restricted cash	$146,989
Other assets	925
Total assets	147,914

Liabilities assumed:
Restricted funds due to tuition payment processing clients	146,989
Other liabilities	786
Total liabilities	147,775
Net book value of assets acquired	139
Allocation of excess purchase price over fair value of net assets acquired:
Intangible assets:
Customer list	22,050
Technology	3,650
Tradename	1,950
Total intangible assets	27,650
Goodwill	19,170
Total purchase price	$46,959

The customer list intangible asset relates to over 1,100 educational institutions with which TMS had existing tuition programs in place as of December 31, 2010.  The trademark intangible asset relates to the name and reputation of TMS in the industry.  Intangible assets attributable to technology represent the replacement cost of software and systems acquired that are necessary to support operations, net of an obsolescence factor. We will amortize the customer list and trademark intangible assets over 15 years.  We will amortize technology intangible assets on a straight-line basis over six years. We expect amortization expense related to TMS intangible assets to be $2.2 million for each of the next five fiscal years. Goodwill of $19.2 million represents the value ascribed to the business that cannot be separately ascribed to an intangible asset.  We expect amortization of intangibles and goodwill to be fully deductible for tax purposes over a 15 year period.

(f) Income Tax Matters

During fiscal 2011, the IRS expanded its audit of our tax returns for fiscal years 2007, 2008 and 2009 to include our tax return filed for fiscal 2010 in light of the $45.1 million refund that we received in October 2010.

In addition, we are involved in several matters before the Massachusetts Appellate Tax Board (ATB) relating to the Massachusetts tax treatment of GATE Holdings, Inc. (GATE), a former subsidiary of FMD. We have taken the position in such matters that GATE is properly taxed as a financial institution and is entitled to apportion its income under applicable provisions of Massachusetts tax law. The Massachusetts Commissioner of Revenue (Commissioner) has taken the position, alternatively, that GATE is properly taxable as a business corporation or that GATE is taxable as a financial institution but is not entitled to apportionment or is subject to 100% Massachusetts apportionment. In September 2007, we filed a petition with the ATB seeking a refund of state tax for our tax year ended June 30, 2004, all of which tax had previously been paid as if GATE were a business corporation. In December 2009, the Commissioner made additional assessments of tax, along with accrued interest, of approximately $11.9 million for GATE’s tax years ended June 30, 2004, 2005 and 2006 and approximately $8.1 million for our tax years ended June 30, 2005 and 2006. In March 2010, we filed petitions with the ATB contesting the additional assessments against GATE and us. The assessments against GATE are in the alternative to the assessments against us, and if the assessments against GATE for the year ended June 30, 2004 are valid, then we would be entitled to a refund of approximately $1.1 million in tax for the same fiscal year. An evidentiary hearing has been scheduled for these matters before the ATB in April 2011. We cannot predict the timing or outcome of these matters at this time, and an adverse outcome may have a material impact on our state tax liability not only for the tax years at issue, but also for fiscal years 2007 through 2009. We believe we have adequate reserves recorded for these matters in our balance sheet for all of the potentially affected tax years.